Exhibit (h)(x)

TRANSFER AGENCY INTERACTIVE CLIENT SERVICES

ASSIGNMENT AGREEMENT

This Transfer Agency Interactive Client Services Assignment Agreement (the “Assignment Agreement”) is made this 21st day of October, 2011, by and between WesMark Funds (the “Trust”), an open-end management investment company organized as a business trust under the laws of the State of Massachusetts, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Trust and ALPS are parties to a Transfer Agency Interactive Client Services Agreement dated November 14, 2009, attached hereto as Exhibit A and incorporated herein by reference (the “Transfer Agency ICS Agreement”) whereby the Trust retained ALPS to provide certain transfer agency services to the Trust;

WHEREAS, on July 19, 2011, ALPS Holdings, Inc. (“ALPS Holdings”) entered into a merger agreement providing for the acquisition (the “Acquisition”) of ALPS Holdings by DST Systems, Inc. (“DST”); if the merger contemplated by the Acquisition is completed, ALPS Holdings will become a wholly owned subsidiary of DST, a publicly traded company; ALPS is a wholly owned subsidiary of ALPS Holdings;

WHEREAS, the closing of the Acquisition may result in an “assignment” of the Transfer Agency ICS Agreement by ALPS under Section 20 of the Transfer Agency ICS Agreement, requiring the Trust’s prior written consent to such assignment.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained:

1. The Trust hereby consents to the assignment by ALPS of the Transfer Agency ICS Agreement effective as of the close of the Acquisition.

2. Except as specifically set forth herein, all other provisions of the Transfer Agency ICS Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Transfer Agency ICS Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their officers designated below as of the date first set forth above.

ALPS FUND SERVICES, INC.		WESMARK FUNDS

By:	/s/ Jeremy O. May	By:	/s/ Jerome B. Schmitt
Name:	Jeremy O. May	Name:	Jerome B. Schmitt
Title:	President	Title:	President

Exhibit (h)(x)

EXHIBIT A

Transfer Agency ICS Agreement